The Cincinnati Insurance Company ■ The Cincinnati Indemnity Company
The Cincinnati Casualty Company ■ The Cincinnati Specialty Underwriters Insurance Company
The Cincinnati Life Insurance Company ■ CFC Investment Company ■ CSU Producer Resources Inc.

Investor Contact: Dennis E. McDaniel, 513-870-2768
CINF-IR@cinfin.com

Media Contact: Betsy E. Ertel, 513-603-5323
Media_Inquiries@cinfin.com

Cincinnati Financial Reports Third-Quarter 2018 Results

Cincinnati, October 25, 2018 – Cincinnati Financial Corporation (Nasdaq: CINF) today reported:

•
Third-quarter 2018 net income of $553 million, or $3.38 per share, compared with $102 million, or 61 cents per share, in the third quarter of 2017, after recognizing a $356 million increase in the fair value of equity securities still held that prior to 2018 would have been reported in other comprehensive income instead of net income.

•	$40 million or 41 percent increase in non-GAAP operating income* to $137 million, or 84 cents per share, compared with $97 million, or 58 cents per share, in the third quarter of last year.

•
$451 million increase in third-quarter 2018 net income, primarily reflecting the after-tax net effect of a $355 million increase in net investment gains, a $56 million increase in other non-recurring items, a $26 million increase in after-tax property casualty underwriting income and a $12 million increase in after-tax investment income. Included in the $355 million increase in net investment gains was an increase of $4 million in net gains of securities sold, in addition to the $356 million noted above.

•	$51.22 book value per share at September 30, 2018, a record high, up $0.93 or 1.8 percent since year-end.

•	5.0 percent value creation ratio for the first nine months of 2018, compared with 10.3 percent for the 2017 period.
Financial Highlights

(Dollars in millions, except per share data)	Three months ended September 30,			Nine months ended September 30,
	2018	2017	% Change	2018	2017	% Change
Revenue Data
Earned premiums	$1,298	$1,247	4	$3,852	$3,696	4
Investment income, net of expenses	154	153	1	458	453	1
Total revenues	1,915	1,412	36	4,697	4,321	9
Income Statement Data
Net income	$553	$102	442	$739	$403	83
Investment gains and losses, after-tax	360	5	nm	293	101	190
Other non-recurring items	56	—	nm	56	—	nm
Non-GAAP operating income*	$137	$97	41	$390	$302	29
Per Share Data (diluted)
Net income	$3.38	$0.61	454	$4.49	$2.42	86
Investment gains and losses, after-tax	2.20	0.03	nm	1.78	0.61	192
Other non-recurring items	$0.34	$—	nm	$0.34	$—	nm
Non-GAAP operating income*	$0.84	$0.58	45	$2.37	$1.81	31

Book value				$51.22	$45.86	12
Cash dividend declared	$0.53	$0.50	6	$1.59	$1.50	6
Diluted weighted average shares outstanding	164.0	165.9	(1)	164.7	166.1	(1)

*
The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures defines and reconciles measures presented in this release that are not based on U.S. Generally Accepted Accounting Principles.

**	Forward-looking statements and related assumptions are subject to the risks outlined in the company’s safe harbor statement.

CINF 3Q18 Release 1

Selected Third-Quarter Highlights

•	96.8 percent third-quarter 2018 property casualty combined ratio, down from 99.3 percent for the third quarter of 2017.

•	3 percent growth in third-quarter net written premiums, reflecting price increases and premium growth initiatives.

•
$154 million third-quarter 2018 property casualty new business written premiums, down 2 percent. Agencies appointed since the beginning of 2017 contributed $16 million or 10 percent of total new business written premiums.

•	$15 million of life insurance subsidiary net income, up $7 million or 88 percent from the third quarter of 2017, and 8 percent growth in third-quarter 2018 term life insurance earned premiums.

•	$56 million third-quarter 2018 benefit from certain non-recurring items includes the impact of various tax accounting method changes.
Investment and Balance Sheet Highlights

•	1 percent or $1 million increase in third-quarter 2018 pretax investment income, including a 5 percent increase for stock portfolio dividends and a 1 percent decrease for bond interest income.

•
Three-month increase of 3 percent in fair value of total investments at September 30, 2018, including a 7 percent increase for the stock portfolio and an increase of less than 1 percent for the bond portfolio.

•	$2.817 billion parent company cash and marketable securities at September 30, 2018, up 12 percent from year-end 2017.

Property Casualty Operations Maintaining Profitability
Steven J. Johnston, president and chief executive officer, commented: “Over the past few months our field claims teams and headquarters claims associates have been busy. I’m proud of their efforts as they brought compassion and expertise to our agents and policyholders, quickly resolving claims and helping affected communities to begin to move forward.
“This quarter is a nice example of the impact our many growth, profitability and diversification initiatives are having on our insurance business. While catastrophe losses grew by six-tenths of a percentage point in the third quarter of 2018 compared with last year’s third quarter, our overall combined ratio declined 2.5 points to 96.8 percent.
“That improvement reflects our continued efforts in pricing segmentation across our organization and our purposeful growth in lines of business less prone to catastrophe losses such as: management liability, surety, the casualty portion of excess and surplus lines and life insurance.
“On a nine-month basis we achieved strong non-GAAP operating income results, increasing that measure 29 percent to $390 million. Our insurance operations continued to lead the way. With three-quarters of the year behind us, our 97.3 percent combined ratio is comfortably within our long-term target of 95 to 100 percent.
“We again built on our record of 29 consecutive years of overall favorable reserve development. While maintaining our consistent approach to setting reserves, we were able to recognize a 3.5 percentage-point third-quarter benefit to our combined ratio, compared with 1.6 points for the 2017 period. Commercial casualty – a line we’ve been watching closely – also experienced another quarter of favorable prior accident year reserve development.”
Growth Reflecting Underwriting Discipline
“In this competitive market, we are balancing new business opportunities with underwriting discipline. Total property casualty net written premiums grew 4 percent through the first nine months of 2018, reflecting average renewal price increases for each of our property casualty insurance segments and most of our major lines of business.
“Our overall growth strategy plays to the strengths of each area where we do business. We consider factors such as market conditions, weather patterns and historic loss ratios for particular lines of business to create an appropriate plan for targeted growth. That work creates a generally stable underwriting appetite to support our agents and enhance our mutual success.”
Book Value Reaching Record High
“Our third-quarter pretax investment income grew 1 percent as 5 percent growth in dividends from our equity holdings helped to offset a 1 percent decline in interest income from our bond portfolio. Benefits from the increasing value of our investment portfolio, our strong underwriting performance and other non-recurring items helped to boost book value to another record high, increasing 1.8 percent since the end of 2017 to $51.22.
“The increase in our book value brings our value creation ratio back into positive territory, ending the first nine months at 5.0 percent.”

CINF 3Q18 Release 2

Insurance Operations Highlights
Consolidated Property Casualty Insurance Results

(Dollars in millions)	Three months ended September 30,			Nine months ended September 30,
	2018	2017	% Change	2018	2017	% Change
Earned premiums	$1,237	$1,191	4	$3,667	$3,523	4
Fee revenues	2	2	0	8	8	0
Total revenues	1,239	1,193	4	3,675	3,531	4

Loss and loss expenses	813	815	0	2,425	2,397	1
Underwriting expenses	384	367	5	1,143	1,094	4
Underwriting profit	$42	$11	282	$107	$40	168

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	65.7%	68.4%	(2.7)	66.1%	68.0%	(1.9)
Underwriting expenses	31.1	30.9	0.2	31.2	31.1	0.1
Combined ratio	96.8%	99.3%	(2.5)	97.3%	99.1%	(1.8)

			% Change			% Change
Agency renewal written premiums	$1,088	$1,064	2	$3,321	$3,211	3
Agency new business written premiums	154	157	(2)	494	475	4
Cincinnati Re net written premiums	36	24	50	130	104	25
Other written premiums	(32)	(37)	14	(92)	(80)	(15)
Net written premiums	$1,246	$1,208	3	$3,853	$3,710	4

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	59.1%	60.4%	(1.3)	62.0%	60.8%	1.2
Current accident year catastrophe losses	10.1	9.6	0.5	7.4	9.9	(2.5)
Prior accident years before catastrophe losses	(3.1)	(1.1)	(2.0)	(3.0)	(2.1)	(0.9)
Prior accident years catastrophe losses	(0.4)	(0.5)	0.1	(0.3)	(0.6)	0.3
Loss and loss expense ratio	65.7%	68.4%	(2.7)	66.1%	68.0%	(1.9)

Current accident year combined ratio before catastrophe losses	90.2%	91.3%	(1.1)	93.2%	91.9%	1.3

•	$38 million or 3 percent growth of third-quarter 2018 property casualty net written premiums, and nine-month growth of 4 percent, largely due to premium growth initiatives and price increases.

•
$3 million or 2 percent decrease in third-quarter 2018 new business premiums written by agencies and 4 percent nine-month growth. The nine-month growth included a $33 million increase in standard market property casualty production from agencies appointed since the beginning of 2017.

•	120 new agency appointments in the first nine months of 2018, including 54 that market only our personal lines products.

•
2.5 percentage-point decrease in the third-quarter 2018 combined ratio and a 1.8 percentage-point decrease for the nine-month period, including a third-quarter increase of 0.6 points and a nine-month decrease of 2.2 points for losses from natural catastrophes. The nine-month combined ratio included an increase of 0.9 points for losses from noncatastrophe weather-related losses.

•	3.5 percentage-point third-quarter 2018 benefit from favorable prior accident year reserve development of $44 million, compared with 1.6 points or $20 million for third-quarter 2017.

•	3.3 percentage-point nine-month 2018 benefit from favorable prior accident year reserve development, compared with 2.7 points for the 2017 period.

•
1.2 percentage-point increase, to 62.0 percent, for the nine-month 2018 ratio of current accident year losses and loss expenses before catastrophes, including no change in the ratio for current accident year losses of $1 million or more per claim, and with higher noncatastrophe weather-related losses representing approximately three-fourths of the increase.

•	0.1 percentage-point increase in the nine-month 2018 underwriting expense ratio, compared with the same period of 2017.

CINF 3Q18 Release 3

Commercial Lines Insurance Results

(Dollars in millions)	Three months ended September 30,			Nine months ended September 30,
	2018	2017	% Change	2018	2017	% Change
Earned premiums	$805	$792	2	$2,407	$2,369	2
Fee revenues	1	1	0	3	3	0
Total revenues	806	793	2	2,410	2,372	2

Loss and loss expenses	515	501	3	1,544	1,555	(1)
Underwriting expenses	257	253	2	770	756	2
Underwriting profit	$34	$39	(13)	$96	$61	57

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	63.9%	63.3%	0.6	64.1%	65.7%	(1.6)
Underwriting expenses	32.0	31.9	0.1	32.0	31.9	0.1
Combined ratio	95.9%	95.2%	0.7	96.1%	97.6%	(1.5)

			% Change			% Change
Agency renewal written premiums	$702	$707	(1)	$2,231	$2,208	1
Agency new business written premiums	94	99	(5)	316	301	5
Other written premiums	(22)	(28)	21	(63)	(53)	(19)
Net written premiums	$774	$778	(1)	$2,484	$2,456	1

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	58.2%	61.3%	(3.1)	61.9%	60.7%	1.2
Current accident year catastrophe losses	10.3	4.3	6.0	7.0	7.2	(0.2)
Prior accident years before catastrophe losses	(3.8)	(1.8)	(2.0)	(4.1)	(1.6)	(2.5)
Prior accident years catastrophe losses	(0.8)	(0.5)	(0.3)	(0.7)	(0.6)	(0.1)
Loss and loss expense ratio	63.9%	63.3%	0.6	64.1%	65.7%	(1.6)

Current accident year combined ratio before catastrophe losses	90.2%	93.2%	(3.0)	93.9%	92.6%	1.3

•	$4 million or 1 percent decrease in third-quarter 2018 commercial lines net written premiums, in part reflecting targeted underwriting actions. One percent increase in nine-month net written premiums.

•
$5 million or 1 percent decrease in third-quarter renewal written premiums, with commercial lines average renewal pricing increases in the low-single-digit percent range, and including commercial auto increases in the high-single-digit range.

•
$5 million or 5 percent decrease in third-quarter 2018 new business written by agencies, largely reflecting targeted underwriting actions. For the nine-month period, commercial lines new business written premiums increased 5 percent.

•
0.7 percentage-point third-quarter 2018 combined ratio increase and nine-month improvement of 1.5 points, including a third-quarter increase of 5.7 points and a nine-month decrease of 0.3 points for losses from natural catastrophes. The nine-month decrease in the catastrophe loss ratio was partially offset by an increase of 1.0 points for losses from noncatastrophe weather-related losses.

•	4.6 percentage-point third-quarter 2018 benefit from favorable prior accident year reserve development of $37 million, compared with 2.3 points or $18 million for third-quarter 2017.

•	4.8 percentage-point nine-month 2018 benefit from favorable prior accident year reserve development, compared with 2.2 points for the 2017 period.

CINF 3Q18 Release 4

Personal Lines Insurance Results

(Dollars in millions)	Three months ended September 30,			Nine months ended September 30,
	2018	2017	% Change	2018	2017	% Change
Earned premiums	$338	$314	8	$994	$921	8
Fee revenues	1	1	0	4	4	0
Total revenues	339	315	8	998	925	8

Loss and loss expenses	249	233	7	756	706	7
Underwriting expenses	99	91	9	292	267	9
Underwriting loss	$(9)	$(9)	0	$(50)	$(48)	(4)

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	73.7%	74.0%	(0.3)	76.0%	76.6%	(0.6)
Underwriting expenses	29.3	29.1	0.2	29.4	29.0	0.4
Combined ratio	103.0%	103.1%	(0.1)	105.4%	105.6%	(0.2)

			% Change			% Change
Agency renewal written premiums	$342	$318	8	$948	$881	8
Agency new business written premiums	42	43	(2)	127	122	4
Other written premiums	(7)	(6)	(17)	(20)	(18)	(11)
Net written premiums	$377	$355	6	$1,055	$985	7

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	64.0%	62.2%	1.8	65.0%	63.6%	1.4
Current accident year catastrophe losses	9.7	11.7	(2.0)	9.5	14.5	(5.0)
Prior accident years before catastrophe losses	(0.5)	0.7	(1.2)	1.2	(1.0)	2.2
Prior accident years catastrophe losses	0.5	(0.6)	1.1	0.3	(0.5)	0.8
Loss and loss expense ratio	73.7%	74.0%	(0.3)	76.0%	76.6%	(0.6)

Current accident year combined ratio before catastrophe losses	93.3%	91.3%	2.0	94.4%	92.6%	1.8

•
$22 million or 6 percent increase in third-quarter 2018 personal lines net written premiums, driven by higher renewal written premiums that benefited from rate increases averaging in the high-single-digit percent range, including personal auto increases near the high end of the high-single-digit range. Seven percent increase in nine-month net written premiums.

•
Less than $1 million decrease in third-quarter 2018 new business written by agencies, reflecting underwriting discipline, and 4 percent growth for the first nine months, primarily from expanding our share of business from agencies’ high net worth clients.

•
0.1 percentage-point third-quarter 2018 combined ratio decrease and a nine-month decrease of 0.2 points, including decreases of 0.9 and 4.2 points for losses from natural catastrophes. The nine-month decrease in the catastrophe loss ratio was partially offset by an increase of 0.7 points for noncatastrophe weather-related losses.

•
Less than $1 million of third-quarter 2018 favorable prior accident year reserve development, largely from our personal auto line of business, compared with less than $1 million of unfavorable development for the third quarter of 2017.

•	1.5 percentage-point nine-month 2018 unfavorable prior accident year reserve development, compared with 1.5 points of favorable development for the 2017 period.

CINF 3Q18 Release 5

Excess and Surplus Lines Insurance Results

(Dollars in millions)	Three months ended September 30,			Nine months ended September 30,
	2018	2017	% Change	2018	2017	% Change
Earned premiums	$60	$53	13	$173	$153	13
Fee revenues	—	—	0	1	1	0
Total revenues	60	53	13	174	154	13

Loss and loss expenses	25	24	4	75	58	29
Underwriting expenses	18	16	13	51	46	11
Underwriting profit	$17	$13	31	$48	$50	(4)

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	42.6%	45.8%	(3.2)	43.5%	38.1%	5.4
Underwriting expenses	29.4	29.0	0.4	29.3	29.9	(0.6)
Combined ratio	72.0%	74.8%	(2.8)	72.8%	68.0%	4.8

			% Change			% Change
Agency renewal written premiums	$44	$39	13	$142	$122	16
Agency new business written premiums	18	15	20	51	52	(2)
Other written premiums	(3)	(3)	0	(9)	(9)	0
Net written premiums	$59	$51	16	$184	$165	12

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	53.3%	49.1%	4.2	54.9%	52.8%	2.1
Current accident year catastrophe losses	0.9	1.7	(0.8)	1.2	1.3	(0.1)
Prior accident years before catastrophe losses	(11.3)	(4.7)	(6.6)	(12.6)	(15.9)	3.3
Prior accident years catastrophe losses	(0.3)	(0.3)	0.0	0.0	(0.1)	0.1
Loss and loss expense ratio	42.6%	45.8%	(3.2)	43.5%	38.1%	5.4

Current accident year combined ratio before catastrophe losses	82.7%	78.1%	4.6	84.2%	82.7%	1.5

•
$8 million or 16 percent increase in third-quarter 2018 excess and surplus lines net written premiums, primarily due to higher renewal written premiums that benefited from rate increases averaging in the low-single-digit percent range. Twelve percent increase in nine-month net written premiums.

•
$3 million increase in third-quarter new business written by agencies and $1 million decrease for the first nine months of 2018, reflecting a highly competitive market particularly for larger policies.

•	2.8 percentage-point third-quarter 2018 combined ratio improvement and a nine-month increase of 4.8 points, reflecting changes in amounts of favorable prior accident year reserve development.

•	11.6 percentage-point third-quarter 2018 benefit from favorable prior accident year reserve development of $8 million, compared with 5.0 points or $3 million for third-quarter 2017.

•	12.6 percentage-point nine-month 2018 benefit from favorable prior accident year reserve development, compared with 16.0 points for the 2017 period.

CINF 3Q18 Release 6

Life Insurance Subsidiary Results

(Dollars in millions)	Three months ended September 30,			Nine months ended September 30,
	2018	2017	% Change	2018	2017	% Change
Term life insurance	$42	$39	8	$127	$118	8
Universal life insurance	9	7	29	27	28	(4)
Other life insurance, annuity, and disability income products	10	10	0	31	27	15
Earned premiums	61	56	9	185	173	7
Investment income, net of expenses	39	39	0	115	117	(2)
Investment gains and losses, net	—	1	(100)	—	4	(100)
Fee revenues	1	1	0	3	4	(25)
Total revenues	101	97	4	303	298	2
Contract holders’ benefits incurred	66	59	12	191	184	4
Underwriting expenses incurred	17	26	(35)	56	63	(11)
Total benefits and expenses	83	85	(2)	247	247	0
Net income before income tax	18	12	50	56	51	10
Income tax	3	4	(25)	11	18	(39)
Net income of the life insurance subsidiary	$15	$8	88	$45	$33	36

•
$5 million or 9 percent increase in third-quarter 2018 earned premiums. Growth was largely due to increases of 8 percent growth for both the third quarter and first nine months of 2018, for term life insurance, our largest life insurance product line.

•	$12 million or 36 percent improvement in nine-month 2018 life insurance subsidiary net income, largely due to decreased income taxes as a result of tax reform.

•	$46 million or 4 percent nine-month 2018 decrease to $1.058 billion in GAAP shareholders’ equity for the life insurance subsidiary, primarily from a decrease in unrealized investment gains.

CINF 3Q18 Release 7

Investment and Balance Sheet Highlights
Investments Results

(Dollars in millions)	Three months ended September 30,			Nine months ended September 30,
	2018	2017	% Change	2018	2017	% Change
Investment income, net of expenses	$154	$153	1	$458	$453	1
Investment interest credited to contract holders’	(24)	(24)	0	(72)	(70)	(3)
Investment gains and losses, net	458	7	nm	372	156	138
Investments profit	$588	$136	332	$758	$539	41

Investment income:
Interest	$111	$112	(1)	$333	$334	0
Dividends	45	43	5	131	124	6
Other	1	1	0	3	3	0
Less investment expenses	3	3	0	9	8	13
Investment income, pretax	154	153	1	458	453	1
Less income taxes	24	35	(31)	70	106	(34)
Total investment income, after-tax	$130	$118	10	$388	$347	12

Investment returns:
Average invested assets plus cash and cash equivalents	$17,712	$16,769		$17,683	$16,462
Average yield pretax	3.48%	3.65%		3.45%	3.67%
Average yield after-tax	2.94	2.81		2.93	2.81
Effective tax rate	15.4	23.4		15.3	23.5
Fixed-maturity returns:
Average amortized cost	$10,603	$10,121		$10,484	$9,967
Average yield pretax	4.19%	4.43%		4.24%	4.47%
Average yield after-tax	3.50	3.25		3.54	3.27
Effective tax rate	16.5	26.6		16.4	26.8

•	$1 million or 1 percent rise in third-quarter 2018 pretax investment income, including a 5 percent increase in equity portfolio dividends and a 1 percent decrease in interest income.

•
$381 million third-quarter 2018 pretax total investment gains, summarized on the table below. Changes in unrealized gains or losses reported in other comprehensive income, in addition to investment gains and losses reported in net income, are useful for evaluating total investment performance over time and are major components of changes in book value and the value creation ratio.

(Dollars in millions)	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Investment gains and losses on equity securities sold, net	$8	$1	$17	$146
Unrealized gains and losses on equity securities still held, net	450	—	351	—
Investment gains and losses on fixed-maturity securities sold, net	1	3	7	16
Other	(1)	3	(3)	(6)
Subtotal - investment gains and losses reported in net income	458	7	372	156
Change in unrealized investment gains and losses - equity securities	—	9	—	119
Change in unrealized investment gains and losses - fixed maturities	(77)	180	(378)	422
Total	$381	$196	$(6)	$697

CINF 3Q18 Release 8

Balance Sheet Highlights

(Dollars in millions, except share data)	At September 30,	At December 31,
	2018	2017
Total investments	$17,433	$17,051
Total assets	22,480	21,843
Short-term debt	30	24
Long-term debt	787	787
Shareholders’ equity	8,334	8,243
Book value per share	51.22	50.29
Debt-to-total-capital ratio	8.9%	9.0%

•	$18.049 billion in consolidated cash and total investments at September 30, 2018, up 2 percent from $17.708 billion at year-end 2017.

•
$10.660 billion bond portfolio at September 30, 2018, with an average rating of A2/A. Fair value increased $24 million during the third quarter of 2018, including $98 million in net purchases of fixed-maturity securities.

•
$6.663 billion equity portfolio was 38.2 percent of total investments, including $3.369 billion in appreciated value before taxes at September 30, 2018. Third-quarter 2018 increase in fair value of $463 million or 7 percent.

•
$5.299 billion of statutory surplus for the property casualty insurance group at September 30, 2018, up $205 million from $5.094 billion at year-end 2017, after declaring $300 million in dividends to the parent company. For the 12 months ended September 30, 2018, the ratio of net written premiums to surplus was 0.9-to-1, compared with 1.0-to-1 at year-end 2017.

•
$2.54 three-month 2018 increase in book value per share, including additions of $1.19 from net income before investment gains, $1.86 from investment portfolio net investment gains or changes in unrealized gains for fixed-maturity securities and $0.02 for other items, partially offset by a deduction of $0.53 from dividends declared to shareholders.

•
Value creation ratio of 5.0 percent for the first nine months of 2018, including 5.4 percent from net income before investment gains, which includes underwriting and investment income, 0.0 percent from investment portfolio net investment losses and changes in unrealized gains for fixed-maturity securities, in addition to negative 0.4 percent from other items.

•
Announcement on October 12, 2018, of a definitive agreement to acquire MSP Underwriting Limited, a global specialty underwriter and Munich Re subsidiary, in an all-cash transaction for £102 million. MSP operates through Beaufort Underwriting Agency Limited, the underwriter for Lloyd’s Syndicate 318 and its 2017 annual gross written premiums of approximately £153 million.

For additional information or to register for our conference call webcast, please visit cinfin.com/investors.

About Cincinnati Financial
Cincinnati Financial Corporation offers business, home and auto insurance, our main business, through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life and disability income insurance, fixed annuities and surplus lines property and casualty insurance. For additional information about the company, please visit cinfin.com.

Mailing Address:                        Street Address:
P.O. Box 145496                        6200 South Gilmore Road
Cincinnati, Ohio 45250-5496                    Fairfield, Ohio 45014-5141

CINF 3Q18 Release 9

Safe Harbor Statement
This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2017 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 30.
Factors that could cause or contribute to such differences include, but are not limited to:

•
The fact that the consummation of the transaction to acquire MSP Underwriting Ltd. and it its subsidiaries is subject to closing conditions, one or more of which may not be satisfied, or that the transaction is not consummated for any other reason

•	Our inability to integrate MSP and its subsidiaries into our on-going operations, or disruptions to our on-going operations due to such integration

•	Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes

•	Increased frequency and/or severity of claims or development of claims that are unforeseen at the time of policy issuance

•	Inadequate estimates, assumptions or reliance on third-party data used for critical accounting estimates

•	Declines in overall stock market values negatively affecting the company’s equity portfolio and book value

•
Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest rate fluctuations that result in declining values of fixed-maturity investments, including declines in accounts in which we hold bank-owned life insurance contract assets

•	Domestic and global events resulting in capital market or credit market uncertainty, followed by prolonged periods of economic instability or recession, that lead to:

◦	Significant or prolonged decline in the fair value of a particular security or group of securities and impairment of the asset(s)

◦	Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities

◦	Significant rise in losses from surety and director and officer policies written for financial institutions or other insured entities

•	Recession or other economic conditions resulting in lower demand for insurance products or increased payment delinquencies

•
Difficulties with technology or data security breaches, including cyberattacks, that could negatively affect our ability to conduct business; disrupt our relationships with agents, policyholders and others; cause reputational damage, mitigation expenses and data loss and expose us to liability under federal and state laws

•	Disruption of the insurance market caused by technology innovations such as driverless cars that could decrease consumer demand for insurance products

•
Delays, inadequate data developed internally or from third parties, or performance inadequacies from ongoing development and implementation of underwriting and pricing methods, including telematics and other usage-based insurance methods, or technology projects and enhancements expected to increase our pricing accuracy, underwriting profit and competitiveness

•	Increased competition that could result in a significant reduction in the company’s premium volume

•	Changing consumer insurance-buying habits and consolidation of independent insurance agencies that could alter our competitive advantages

•
Inability to obtain adequate ceded reinsurance on acceptable terms, amount of reinsurance coverage purchased, financial strength of reinsurers and the potential for nonpayment or delay in payment by reinsurers

•	Inability to defer policy acquisition costs for any business segment if pricing and loss trends would lead management to conclude that segment could not achieve sustainable profitability

•	Inability of our subsidiaries to pay dividends consistent with current or past levels

•
Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:

◦	Downgrades of the company’s financial strength ratings

◦	Concerns that doing business with the company is too difficult

◦	Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace

◦	Inability or unwillingness to nimbly develop and introduce coverage product updates and innovations that our competitors offer and consumers expect to find in the marketplace

CINF 3Q18 Release 10

•	Actions of insurance departments, state attorneys general or other regulatory agencies, including a change to a federal system of regulation from a state-based system, that:

◦	Impose new obligations on us that increase our expenses or change the assumptions underlying our critical accounting estimates

◦	Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations

◦	Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business

◦
Add assessments for guaranty funds, other insurance‑related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes

◦	Increase our provision for federal income taxes due to changes in tax law

◦	Increase our other expenses

◦	Limit our ability to set fair, adequate and reasonable rates

◦	Place us at a disadvantage in the marketplace

◦	Restrict our ability to execute our business model, including the way we compensate agents

•	Adverse outcomes from litigation or administrative proceedings

•
Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002

•
Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others

•	Events, such as an epidemic, natural catastrophe or terrorism, that could hamper our ability to assemble our workforce at our headquarters location
Further, the company’s insurance businesses are subject to the effects of changing social, global, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

* * *

CINF 3Q18 Release 11

Cincinnati Financial Corporation
Condensed Consolidated Balance Sheets and Statements of Income (unaudited)

(Dollars in millions)			September 30,	December 31,
			2018	2017
Assets
Investments			$17,433	$17,051
Cash and cash equivalents			616	657
Premiums receivable			1,709	1,589
Reinsurance recoverable			424	432
Deferred policy acquisition costs			743	670
Other assets			1,555	1,444
Total assets			$22,480	$21,843

Liabilities
Insurance reserves			$8,348	$8,002
Unearned premiums			2,591	2,404
Deferred income tax			797	745
Long-term debt and capital lease obligations			830	827
Other liabilities			1,580	1,622
Total liabilities			14,146	13,600

Shareholders’ Equity
Common stock and paid-in capital			1,670	1,662
Retained earnings			8,164	5,180
Accumulated other comprehensive income (loss)			(4)	2,788
Treasury stock			(1,496)	(1,387)
Total shareholders' equity			8,334	8,243
Total liabilities and shareholders' equity			$22,480	$21,843

(Dollars in millions, except per share data)	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Revenues
Earned premiums	$1,298	$1,247	$3,852	$3,696
Investment income, net of expenses	154	153	458	453
Investment gains and losses, net	458	7	372	156
Other revenues	5	5	15	16
Total revenues	1,915	1,412	4,697	4,321

Benefits and Expenses
Insurance losses and contract holders' benefits	879	874	2,616	2,581
Underwriting, acquisition and insurance expenses	401	393	1,199	1,157
Interest expense	14	13	40	39
Other operating expenses	3	3	10	11
Total benefits and expenses	1,297	1,283	3,865	3,788

Income Before Income Taxes	618	129	832	533

Provision for Income Taxes	65	27	93	130

Net Income	$553	$102	$739	$403

Per Common Share:
Net income—basic	$3.40	$0.62	$4.53	$2.45
Net income—diluted	3.38	0.61	4.49	2.42

CINF 3Q18 Release 12

Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures
(See attached tables for reconciliations; additional prior-period reconciliations available at cinfin.com/investors.)
Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.
Management uses certain non-GAAP financial measures to evaluate its primary business areas – property casualty insurance, life insurance and investments. Management uses these measures when analyzing both GAAP and non-GAAP results to improve its understanding of trends in the underlying business and to help avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; supplement reporting segment disclosures with disclosures for a subsidiary company or for a combination of subsidiaries or reporting segments; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.

•
Non-GAAP operating income: Non-GAAP operating income is calculated by excluding investment gains and losses (defined as investment gains and losses after applicable federal and state income taxes) and other significant non-recurring items from net income. Management evaluates non-GAAP operating income to measure the success of pricing, rate and underwriting strategies. While investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses on fixed-maturity securities sold in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses are recognized from certain changes in market values of securities without actual realization. Management believes that the level of investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.

For these reasons, many investors and shareholders consider non-GAAP operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents non-GAAP operating income so that all investors have what management believes to be a useful supplement to GAAP information.

•
Consolidated property casualty insurance results: To supplement reporting segment disclosures related to our property casualty insurance operations, we also evaluate results for those operations on a basis that includes results for our property casualty insurance and brokerage services subsidiaries. That is the total of our commercial lines, personal lines and our excess and surplus lines segment plus our reinsurance assumed operations.

•
Life insurance subsidiary results: To supplement life insurance reporting segment disclosures related to our life insurance operation, we also evaluate results for that operation on a basis that includes life insurance subsidiary investment income, or investment income plus investment gains and losses, that are also included in our investments reporting segment. We recognize that assets under management, capital appreciation and investment income are integral to evaluating the success of the life insurance segment because of the long duration of life products.

CINF 3Q18 Release 13

Cincinnati Financial Corporation

Net Income Reconciliation

(Dollars in millions, except per share data)	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Net income	$553	$102	$739	$403
Less:
Investment gains and losses, net	458	7	372	156
Income tax on investment gains and losses	(98)	(2)	(79)	(55)
Investment gains and losses, after-tax	360	5	293	101
Other non-recurring items	$56	$—	$56	$—
Non-GAAP operating income	$137	$97	$390	$302

Diluted per share data:
Net income	$3.38	$0.61	$4.49	$2.42
Less:
Investment gains and losses, net	2.79	0.04	2.26	0.94
Income tax on investment gains and losses	(0.59)	(0.01)	(0.48)	(0.33)
Investment gains and losses, after-tax	2.20	0.03	1.78	0.61
Other non-recurring items	$0.34	$—	$0.34	$—
Non-GAAP operating income	$0.84	$0.58	$2.37	$1.81

Life Insurance Reconciliation

(Dollars in millions)	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Net income of the life insurance subsidiary	$15	$8	$45	$33
Investment gains and losses, net	—	1	—	4
Income tax on investment gains and losses	—	1	—	2
Non-GAAP operating income	15	8	45	31

Investment income, net of expenses	(39)	(39)	(115)	(117)
Investment income credited to contract holders’	24	24	72	70
Income tax excluding tax on investment gains and losses, net	3	3	11	16
Life insurance segment profit	$3	$(4)	$13	$—

CINF 3Q18 Release 14

Cincinnati Financial Corporation
Other Measures

•
Value creation ratio: This is a measure of shareholder value creation that management believes captures the contribution of the company’s insurance operations, the success of its investment strategy and the importance placed on paying cash dividends to shareholders. The value creation ratio measure is made up of two primary components: (1) rate of growth in book value per share plus (2) the ratio of dividends declared per share to beginning book value per share. Management believes this measure is useful, providing a meaningful measure of long-term progress in creating shareholder value. It is intended to be all-inclusive regarding changes in book value per share, and uses originally reported book value per share in cases where book value per share has been adjusted, such as adoption of Accounting Standards Updates with a cumulative effect of a change in accounting.

•
Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, insurers also must calculate certain data according to statutory accounting rules as defined in the NAIC’s Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments and differ from GAAP. Statutory data is publicly available, and various organizations use it to calculate aggregate industry data, study industry trends and compare insurance companies.

•
Written premium: Under statutory accounting rules, property casualty written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.

Value Creation Ratio Calculations

(Dollars are per share)	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Value creation ratio:
End of period book value*	$51.22	$45.86	$51.22	$45.86
Less beginning of period book value	48.68	44.97	50.29	42.95
Change in book value	2.54	0.89	0.93	2.91
Dividend declared to shareholders	0.53	0.50	1.59	1.50
Total value creation	$3.07	$1.39	$2.52	$4.41

Value creation ratio from change in book value**	5.2%	2.0%	1.8%	6.8%
Value creation ratio from dividends declared to shareholders***	1.1	1.1	3.2	3.5
Value creation ratio	6.3%	3.1%	5.0%	10.3%

* Book value per share is calculated by dividing end of period total shareholders' equity by end of period shares outstanding
** Change in book value divided by the beginning of period book value
*** Dividend declared to shareholders divided by beginning of period book value

CINF 3Q18 Release 15

Cincinnati Financial Corporation

Property Casualty Insurance Reconciliation

(Dollars in millions)	Three months ended September 30, 2018
	Consolidated	Commercial	Personal	E&S	Cincinnati Re
Premiums:
Written premiums	$1,246	$774	$377	$59	$36
Unearned premiums change	(9)	31	(39)	1	(2)
Earned premiums	$1,237	$805	$338	$60	$34

Statutory ratios:
Combined ratio	96.7%	96.7%	100.6%	73.1%	106.8%
Contribution from catastrophe losses	9.7	9.5	10.2	0.6	24.5
Combined ratio excluding catastrophe losses	87.0%	87.2%	90.4%	72.5%	82.3%

Commission expense ratio	19.3%	19.3%	17.0%	27.2%	30.7%
Other underwriting expense ratio	11.7	13.5	9.9	3.3	6.8
Total expense ratio	31.0%	32.8%	26.9%	30.5%	37.5%

GAAP ratios:
Combined ratio	96.8%	95.9%	103.0%	72.0%	101.0%
Contribution from catastrophe losses	9.7	9.5	10.2	0.6	24.5
Prior accident years before catastrophe losses	(3.1)	(3.8)	(0.5)	(11.3)	2.3
Current accident year combined ratio before catastrophe losses	90.2%	90.2%	93.3%	82.7%	74.2%

(Dollars in millions)	Nine months ended September 30, 2018
	Consolidated	Commercial	Personal	E&S	Cincinnati Re
Premiums:
Written premiums	$3,853	$2,484	$1,055	$184	$130
Unearned premiums change	(186)	(77)	(61)	(11)	(37)
Earned premiums	$3,667	$2,407	$994	$173	$93

Statutory ratios:
Combined ratio	96.3%	95.2%	104.0%	72.5%	85.9%
Contribution from catastrophe losses	7.1	6.3	9.8	1.2	9.0
Combined ratio excluding catastrophe losses	89.2%	88.9%	94.2%	71.3%	76.9%

Commission expense ratio	18.5%	17.9%	17.5%	25.7%	26.4%
Other underwriting expense ratio	11.7	13.2	10.5	3.3	6.1
Total expense ratio	30.2%	31.1%	28.0%	29.0%	32.5%

GAAP ratios:
Combined ratio	97.3%	96.1%	105.4%	72.8%	86.2%
Contribution from catastrophe losses	7.1	6.3	9.8	1.2	9.0
Prior accident years before catastrophe losses	(3.0)	(4.1)	1.2	(12.6)	(3.9)
Current accident year combined ratio before catastrophe losses	93.2%	93.9%	94.4%	84.2%	81.1%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on dollar amounts in thousands.

CINF 3Q18 Release 16